POWER OF ATTORNEY

FORMS 3, 4 AND 5


	I, Stephen I. Sadove,a Director of Colgate-Palmolive Company (the "Company"), do hereby appoint Andrew D. Hendry, Nina D. Gillman,
Joyce M. McCarthy and J. Thomas Yust, severally, as my true and lawful attorneys with the power to execute and file on my behalf and in my place and stead, as I myself could do if I were personally present, any Form 3, 4 or 5 to be filed by me pursuant to Section 16(a) of the Securities Exchange Act of 1934 in connection with my ownership, either directly or indirectly, or any change therein, of securities of the Company.

	This Power of Attorney shall remain in force and effect for as long as I continue to be a member of the Board of Directors of the Company or until earlier revoked by me in writing and shall not otherwise be affected by my subsequent disability or incompetence.

	In witness whereof, I have signed this instrument on June 7, 2007.


				/s/ Stephen I. Sadove
				    Stephen I. Sadove